Pricing Supplement No. J332 To the Product Supplement No. JPM-III dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 April 11, 2013
Credit Suisse AG
Structured Investments	Credit Suisse $3,860,000 Return Enhanced Notes due October 16, 2014 Linked to the Performance of the Common Stock of Apple Inc.
General
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The notes are designed for investors who seek a return at maturity linked to the performance of the common stock of Apple Inc., subject to the Fixed Payment Percentage of 46.35%. Investors should be willing to forgo interest and dividend payments and, if the Reference Shares decline, be willing to lose some or all of their investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing October 16, 2014.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof.
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The notes priced on April 11, 2013 (the “Pricing Date”) and are expected to settle on April 16, 2013 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Shares:
The notes are linked to the common stock of Apple Inc. The Reference Shares trade on the NASDAQ Stock Market under the ticker symbol “AAPL.” For additional information on the Reference Shares, see “The Reference Shares” herein.

Payment at Maturity:
•  If the Final Share Price is equal to or greater than the Threshold Price, you will be entitled to receive a cash payment at maturity per $1,000 principal amount of notes equal to $1,000 plus the product of $1,000 and the Fixed Payment Percentage.

•  If the Final Share Price is less than the Threshold Price, but greater than or equal to the Initial Share Price, you will be entitled to receive a cash payment at maturity of $1,000 per $1,000 principal amount of notes.

•  If the Final Share Price is less than the Initial Share Price, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price and your final payment per $1,000 principal amount of notes will be calculated as follows:

$1,000 + (1,000 × Underlying Return)
Your investment will be fully exposed to any decline in the Reference Shares. You will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price.
Fixed Payment Percentage:	46.35%
Underlying Return:	The performance of the Reference Shares from the Initial Share Price to the Final Share Price, calculated as follows:
Final Share Price – Initial Share Price
Initial Share Price
The Underlying Return may be positive or negative.
Threshold Price:	$469.952
Initial Share Price:	$435.49
Final Share Price:	The closing prices of the Reference Shares on the Valuation Date.
Valuation Date:†	October 10, 2014
Maturity Date:†	October 16, 2014
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546T5R8
† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event, as described in the accompanying product supplement under “Description of the Notes—Market disruption events.” The Maturity Date is subject to postponement if the scheduled Maturity Date is not a business day, or if the scheduled Valuation Date is not an underlying business day or is postponed as a result of a market disruption event.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$12.50	$987.50
Total	$3,860,000.00	$48,250.00	$3,811,750.00
(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents received a fee from Credit Suisse or one of our affiliates of 1.25% of the principal amount of the notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,860,000.00	$526.50

J.P. Morgan
Placement Agent
April 11, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-III dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001502/dp29496_424b2-jpmiii.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Shares?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of notes to $1,000. The hypothetical total returns set forth below reflect the Initial Share Price of $435.49, the Threshold Price of $469.952 and the Fixed Payment Percentage of 46.35%. The hypothetical total returns set forth below are for illustrative purposes only. The actual total payment at maturity applicable to a purchaser of the notes will be based on the closing price of the Reference Shares on the Valuation Date. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Share Price	Underlying Return	Total Return	Payment at Maturity
$870.98	100.00%	46.35%	$1,463.50
$827.43	90.00%	46.35%	$1,463.50
$783.88	80.00%	46.35%	$1,463.50
$740.33	70.00%	46.35%	$1,463.50
$696.78	60.00%	46.35%	$1,463.50
$653.24	50.00%	46.35%	$1,463.50
$609.69	40.00%	46.35%	$1,463.50
$566.14	30.00%	46.35%	$1,463.50
$522.59	20.00%	46.35%	$1,463.50
$500.81	15.00%	46.35%	$1,463.50
$479.04	10.00%	46.35%	$1,463.50
$469.952	7.91%	46.35%	$1,463.50
$457.26	5.00%	0.00%	$1,000.00
$446.38	2.50%	0.00%	$1,000.00
$435.49	0.00%	0.00%	$1,000.00
$413.72	-5.00%	-5.00%	$950.00
$391.94	-10.00%	-10.00%	$900.00
$370.17	-15.00%	-15.00%	$850.00
$348.39	-20.00%	-20.00%	$800.00
$304.84	-30.00%	-30.00%	$700.00
$261.29	-40.00%	-40.00%	$600.00
$217.75	-50.00%	-50.00%	$500.00
$174.20	-60.00%	-60.00%	$400.00
$130.65	-70.00%	-70.00%	$300.00
$87.10	-80.00%	-80.00%	$200.00
$43.55	-90.00%	-90.00%	$100.00
$0.00	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The price of the Reference Shares increases from the Initial Share Price of $435.49 to a Final Share Price of $653.24. Because the Final Share Price is greater than the Threshold Price, the investor receives a payment at maturity of $1,463.50 per $1,000 principal amount of notes, based on the Fixed Payment Percentage of 46.35%, even though the Reference Shares have appreciated by more than Fixed Payment Percentage.

Example 2: The price of the Reference Shares increases from the Initial Share Price of $435.49 to a Final Share Price of $566.14. Because the Final Share Price is greater than the Threshold Price, the investor receives a payment at maturity of $1,463.50 per $1,000 principal amount of notes, based on the Fixed Payment Percentage of 46.35%, even though the Reference Shares have appreciated by less than Fixed Payment Percentage.

Example 3: The price of the Reference Shares increases from the Initial Share Price of $435.49 to a Final Share Price of $457.26. Because the Final Share Price is less than the Threshold Price, but greater than the Initial Share Price, the investor receives a payment at maturity of $1,000 per $1,000 principal amount of notes.

Example 4: The price of the Reference Shares decreases from the Initial Share Price of $435.49 to a Final Share Price of $348.39. Because the Final Share Price is less than the Initial Share Price, the Underlying Return is negative and the investor will receive a payment at maturity of $800 per $1,000 principal amount of notes calculated as follows:

$1,000 + ($1,000 × −20%) = $800

Selected Purchase Considerations

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LIMITED APPRECIATION POTENTIAL – The notes provide the opportunity to receive a return equal to the Fixed Payment Percentage of 46.35%. Accordingly, the maximum amount payable at maturity is $1,463.50 for every $1,000 principal amount of notes. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to “Material U.S. Federal Income Tax Considerations” in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Shares. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Reference Shares. If the Final Share Price is less than the Initial Share Price, you will be fully exposed to any depreciation in the Reference Shares and the payment at maturity you will be entitled to receive will be less than the principal amount of the notes and you could lose your entire investment.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Reference Shares, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

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YOU WILL NOT RECEIVE A GAIN ON THE NOTES UNLESS THE FINAL SHARE PRICE IS EQUAL TO OR GREATER THAN THE THRESHOLD PRICE — If the Final Share Price is less than the Threshold Price, but equal to or greater than the Initial Share Price, you will receive a cash payment at maturity of $1,000 per $1,000 principal amount of notes, and you will not participate in the appreciation of the Reference Shares.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE FIXED PAYMENT PERCENTAGE — If the Final Share Price is equal to or greater than the Threshold Price, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount equal to 46.35% of the principal amount, regardless of the appreciation in the Reference Shares, which may be significant. Accordingly, the maximum amount payable at maturity is $1,463.50 per $1,000 principal amount of notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

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NO OWNERSHIP RIGHTS IN THE REFERENCE SHARES — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Reference Shares. In addition, the issuer of the Reference Shares (the “Reference Share Issuer”) will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Shares and the notes.

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NO AFFILIATION WITH THE REFERENCE SHARE ISSUER — We are not affiliated with the Reference Share Issuer. You should make your own investigation into the Reference Shares and the Reference Share Issuer. In connection with the offering of the notes, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

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HEDGING AND TRADING IN THE REFERENCE SHARES — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Shares or instruments related to the Reference Shares. We or our affiliates may also trade in the Reference Shares or instruments related to the Reference Shares from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for the Reference Shares for certain events affecting the Reference Shares. The calculation agent is not required, however, to make such adjustments in response to all actions. If such an event occurs and the calculation agent is not required to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the notes may be materially and adversely affected. See “Description of the Notes—Anti-dilution adjustments for equity securities of a reference share issuer” in the accompanying product supplement for further information.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	NO INTEREST PAYMENTS – As a holder of the notes, you will not receive interest payments.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, we and/or our affiliates may also currently or from time to time engage in business with any of the Reference Share Issuer, including extending loans to, or making equity investments in, such Reference Share Issuer or providing advisory services to such Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold the Reference Shares. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the price of the Reference Shares on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Shares;

•	the time to maturity of the notes;

•	the dividend rate on the Reference Shares;

•	interest and yield rates in the market generally;

•	events affecting companies engaged in the computer electronics industry;

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geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Shares or markets generally and which may affect the price of the Reference Shares; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Reference Shares and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Reference Shares

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below. According to its publicly available filings with the SEC, Apple, Inc. (“Apple”) designs, manufactures and markets personal computers, mobile communication and media devices and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The common stock of Apple, no par value, is listed on The NASDAQ Stock Market. Apple’s SEC file number is 000-10030 and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

This pricing supplement relates only to the notes offered hereby and does not relate to the Reference Shares or other notes of the Reference Share Issuer. We have derived all disclosures contained in this pricing supplement regarding the Reference Shares and the Reference Share Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuer.

Historical Information

The following graph sets forth the historical performance of the Reference Shares based on the closing prices of the Reference Shares from January 1, 2008 through April 11, 2013. The closing price of the Reference Shares on April 11, 2013 was $434.40. We obtained the historical information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. The price source for determining the Final Share Price will be the Bloomberg page “AAPL” or any successor page. Since the commencement of trading of the Reference Shares, the price of the Reference Shares has experienced significant fluctuations.

The historical prices of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Reference Shares on the Valuation Date. We cannot give you assurance that the performance of the Reference Shares will result in the return of any of your initial investment.

For additional information about the Reference Shares, see the information set forth under “The Reference Shares” herein.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Reference Shares that are eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the redemption amount in cash based on the return of the Reference Shares, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year (excluding the look back observation period, if applicable), such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the Reference Shares, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on January 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after December 31, 2013, may be subject to 30% withholding.

Non-U.S. Holders Generally

Payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents received a fee from Credit Suisse or one of our affiliates of $12.50 per $1,000 principal amount of notes. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Pricing Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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